Exhibit 21




                  SUBSIDIARIES OF DPL INC.


DPL Inc. had the following wholly owned subsidiaries on March 31, 1997:

                                                State of
Name                                          Incorporation
----                                          -------------

The Dayton Power and Light Company                Ohio
Miami Valley Insurance Company                    Vermont
Miami Valley Leasing, Inc.                        Ohio
Miami Valley Resources, Inc.                      Ohio
Miami Valley Lighting, Inc.                       Ohio
Miami Valley Development Company                  Ohio
Miami Valley CTC, Inc.                            Ohio
DPL Energy, Inc.                                  Ohio